Exhibit 23





            Consent of Independent Registered Public Accounting Firm



We have issued our reports dated March 9, 2007, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Atrion Corporation and subsidiaries on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atrion Corporation and subsidiaries on Forms S-8 (File No. 33-61309, effective August 14, 1995, File No. 333-56511, effective June 10, 1998, File No. 333-56509, effective June 10, 1998, and File No. 333-63318, effective June 19, 2001).



/s/ Grant Thornton LLP
Dallas, Texas
March 9, 2007